EXHIBIT 4
[LETTERHEAD OF THE SHERWIN-WILLIAMS COMPANY]
March 15, 2006

To:	The Lenders under the Second Amended and Restated Credit Agreement dated as of December 8, 2005
Ladies and Gentlemen:
          Reference is made to the Second Amended and Restated Credit Agreement dated as of December 8, 2005 (the “Credit Agreement”), among The Sherwin-Williams Company (the “Borrower”), the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”). Capitalized terms used in this letter agreement (this “Agreement”) but not defined herein have the meanings assigned to them in the Credit Agreement.
          Under Section 4.02(b) of the Credit Agreement, the right of the Borrower to borrow and to obtain the issuance, amendment, renewal or extension of Letters of Credit is subject to the condition that at the time of and immediately after giving effect to each such borrowing, issuance, amendment, renewal or extension, no Default shall have occurred and be continuing.
          A judgment may be entered against the Borrower in excess of the amount set forth in paragraph (k) of Article VII of the Credit Agreement in State of Rhode Island v. Lead Industries Associations, et al., Superior Court of Rhode Island, Docket No. Civ. A. 99-5226 (any such judgment entered in such case being called the “Judgment”). If the Judgment is entered, then, until it has been effectively stayed, vacated or bonded pending appeal, a Default may have occurred and be continuing as a result of the existence of an event or condition that upon lapse of time would become an Event of Default under paragraph (k) of Article VII of the Credit Agreement (the “Default”).
          The Borrower hereby requests your agreement, and you hereby agree, that the occurrence and continuance of the Default will not, in and of itself, prevent the Borrower from borrowing and obtaining the issuance, amendment, renewal or extension of Letters of Credit under Section 4.02(b) of the Credit Agreement; provided, that unless prior to the earlier of (i) the date on which any Event of Default shall occur under the Credit Agreement (including, without limitation, any Event of Default that may at any time exist as a result of the Judgment or the acts, events or circumstances giving rise thereto) and (ii) the twentieth day after the date of entry of the Judgment, the Judgment shall have been effectively stayed, vacated or bonded pending appeal, the agreement set forth in this paragraph shall terminate and cease to be of any force or effect with the same effect as if it had never been entered into.
          Except as expressly set forth herein, nothing herein shall by implication or otherwise limit, impair, constitute a waiver of, amend, or otherwise affect the rights and remedies of the Lenders under the Credit Agreement or any other Loan Document or alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect. Without limiting the foregoing, nothing herein shall constitute a waiver of any default under the Credit Agreement other than the Default, or of any Event of Default that may at any time exist as a result of the Judgment, the acts, events or circumstances giving rise thereto or any other acts, events or circumstances. This Agreement shall apply and be effective with respect only to the matters expressly referred to herein, and nothing herein shall be deemed to entitle the Borrower to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document in similar or different circumstances.
          To induce the other parties hereto to enter into this Agreement, the Borrower represents to each of the Lenders and the Administrative Agent as follows:
     (a) After giving effect to this Agreement, the representations and warranties set forth in Article III of the Credit Agreement are true and correct on and as of the date hereof with the same effect as if made on the date hereof (except that no representation is made as to the matters set forth in Sections 3.04(b) and 3.06 of the Credit Agreement).
     (b) After giving effect to this Agreement, no Default or Event of Default (other than the Default) has occurred and is continuing under the Credit Agreement.
     (c) The Judgment will not result in any judgment lien or similar lien attaching to any assets of the Borrower or any of its subsidiaries in any jurisdiction during the period of twenty days after the entry of the Judgment or at any time after the Judgment has been stayed, vacated or bonded pending appeal.
     The agreement of the undersigned Lenders set forth herein shall become effective as of the date first above written when the Administrative Agent shall have received counterparts of this Agreement that, when taken together, bear the signatures of the Borrower and the Required Lenders.
     THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
     This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one agreement. Delivery of an executed signature page to this Agreement by facsimile transmission shall be effective as delivery of a manually signed counterpart of this Agreement.
     The Borrower agrees to reimburse the Administrative Agent for its out-of-pocket expenses in connection with this Agreement, including the reasonable fees, charges and disbursements of Cravath, Swaine & Moore LLP, counsel for the Administrative Agent.

          Please indicate your acceptance of the terms hereof by signing and returning to Cravath, Swaine & Moore LLP, counsel to the Administrative Agent, a signature page to this Agreement not later than 5:00 p.m., New York City time, on March 15, 2006.

THE SHERWIN-WILLIAMS COMPANY,

by
/s/ Sean P. Hennessey

Name: Sean P. Hennessey
Title: Senior Vice President — Finance and Chief Financial Officer

SIGNATURE PAGE TO LETTER AGREEMENT DATED AS OF MARCH 15, 2006 UNDER THE SHERWIN-WILLIAMS COMPANY SECOND AMENDED AND RESTATED CREDIT AGREEMENT DATED AS OF DECEMBER 8, 2005

JPMORGAN CHASE BANK, N.A.,

by
/s/ Stacey Haimes

Name: Stacey Haimes
Title: Vice President

WACHOVIA BANK, NATIONAL ASSOCIATION,

by
/s/ Barbara Van Meerten

Name: Barbara Van Meerten
Title: Director

BANK OF AMERICA, N.A.,

by
/s/ Irene Bertozzi Bartenstein

Name: Irene Bertozzi Bartenstein
Title: Principal

CITICORP USA, INC.,

by
/s/ Jeronne Jeter

Name: Jeronne Jeter
Title: Vice President

NATIONAL CITY BANK,

by
/s/ Robert S. Coleman

Name: Robert S. Coleman
Title: Senior Vice President

KEYBANK NATIONAL ASSOCIATION,

by
/s/ Marianne T. Meil

Name: Marianne T. Meil
Title: Senior Vice President

SUMITOMO MISTUI BANKING CORPORATION,

by
/s/ Shigeru Tsuru

Name: Shigeru Tsuru
Title: Joint General Manager

SUN TRUST BANK,

by
/s/ Douglas C. O’Bryan

Name: Douglas C. O’Bryan
Title: Vice President

WELLS FARGO BANK, N.A.,

by
/s/ Steve Buehler

Name: Steve Buehler
Title: Vice President

by
/s/ Charlie Reed

Name: Charlie Reed
Title: Vice President

FIFTH THIRD BANK,

by
/s/ Roy C. Lanctot

Name: Roy C. Lanctot
Title: Vice President

THE BANK OF NEW YORK,

by
/s/ Kenneth R. McDonnell

Name: Kenneth R. McDonnell
Title: Vice President

BANCO SANTANDER CENTRAL HISPANO, S.A., NEW YORK BRANCH

by
/s/ Frank G. English

Name: Frank G. English
Title: Managing Director

by
/s/ Karen Wagner

Name: Karen M. Wagner
Title: Vice President

ABN AMRO BANK N.V.,

by
/s/ Alexander M. Blodi

Name: Alexander M. Blodi
Title: Managing Director

by
/s/ Luc Perrot

Name: Luc Perrot
Title: Vice President